Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2024, by and between NV5, Inc. a Delaware corporation (the “Company”), and Alexander Hockman (“Executive”) together with the Company, the “Parties” and, each, a (“Party”).

RECITALS

A.The Executive has been employed by the Company as President and COO of NV5 Global, Inc., a Delaware corporation (the “Parent Company”) pursuant to an Employment Agreement dated as of October 1, 2010, as amended (the “Prior Employment Agreement”).

B.The Executive and Company desire to extend the term of the Executive’s employment with the Company in respect of services as an executive officer of Parent Company (accordingly, all references herein to the “Company” shall be deemed to include references to the Parent Company unless the context otherwise requires) in accordance with the terms and conditions set forth in this Agreement.

C.Effective March 1, 2024 (the “Commencement Date”), the Company and the Executive desire to continue Executive’s employment with the Company in accordance with the terms and conditions set forth in this Agreement, which shall replace in its entirety the Prior Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree a follows:

1.Employment.

1.1    Employment and Term. Effective as of the Commencement Date, the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company on the terms and conditions set forth herein.

1.2    Duties of Executive. During the Term of Employment (as defined herein) under this Agreement, the Executive shall serve as the Co- Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”) and its Chairman (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

2.Term.

2.1    Initial Term. The initial term of this Agreement, and of the employment of Executive hereunder, shall commence on the Commencement Date and shall expire on March 1, 2026, i.e., two (2) years after the Commencement Date (the “Initial Term”), which Initial Term is subject to earlier termination in accordance with Section 5 hereof.

2.1    Renewal Term. Following the Initial Term, provided Executive’s employment has not previously been terminated, Executive’s employment hereunder shall automatically be extended on an “at-will” basis and shall continue until either Party terminates Executive’s employment hereunder for any or no reason, at any time, upon not less than at least sixty (60) days’ prior written notice of termination to the other Party. Notwithstanding the foregoing, no prior notice of termination shall be required upon a termination by the Company for Cause (as defined in Section 5.1 below.

2.3    Term and Term of Employment. For the purposes of this Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by the Renewal Term as of such time (without regard to whether Executive’s employment is terminated prior to the end of such Term), and the “Term of Employment” shall mean the period during which the Executive is employed by the Company pursuant to the terms of this Agreement (without regard to whether Executive’s employment is terminated prior to the end of the Term). Additionally, the date on which Executive’s employment under this agreement terminates (regardless of the reason therefor) is sometimes referred to in this Agreement as the “Termination Date.”

3.Compensation.

3.1    Base Salary. The Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions. Executive’s starting Base Salary shall be at the annual rate of $500,000. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board, be increased at any time or from time to time.

3.2    Restricted Stock Award. The Executive shall receive an award of 5,000 shares of restricted stock in fiscal year 2024, and an additional award of 5,000 shares of restricted stock in 2025 for assuming the position of Co- Chief Executive Officer of the Company, if actively employed by the Company at the time of issuance. The restricted shares will cliff vest 100% on the third anniversary of the grant date. Vesting after termination is pursuant to Section 5 of this Agreement.

3.3    Bonuses. During the Term of Employment, the Executive shall be eligible to receive performance bonuses based on the Executive’s performance and/or the Company’s overall performance in accordance with the Company’s incentive compensation plan as determined by the Compensation Committee of the Company’s Board of Directors.

3.4    Automobile and Telephone Expenses. The Executive shall be reimbursed for his business-related automobile and cell phone expenses.

3.5    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive- based compensation, or any other compensation, paid to Executive pursuant to this Agreement shall be subject to the Company’s Clawback Policy then in effect.

4.Expense Reimbursement and Other Benefits.

4.1    Reimbursement of Expenses. Upon the submission of documentation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. Any required reimbursements shall be paid to Executive no later than the last day of the calendar year following the calendar year in which the underlying expense was incurred by the Executive, and the amount of expenses eligible for reimbursement during any year may not affect the expenses eligible for reimbursement in any other year consistent with the requirements of Code Section 409A, as defined below.

4.2    Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans, and subject to the Company’s right to amend, terminate or take other similar action with respect to any such plans. In addition, at the Company’s election and cost, Executive shall submit to an annual comprehensive physical examination at a nationally recognized facility chosen by the Company.

4.3    Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his/her position and adequate for the performance of his/her duties hereunder.

4.4    Equity Awards. During the Term of Employment, the Executive may be eligible to be granted options (the “Equity Awards”) to purchase common stock (the “Common Stock”) of the Company under (and therefore subject to all terms and conditions of) the Company’s equity award plans adopted from time to time by the Board of Directors, (the “Equity Award Plan”) and all rules of regulation of the Securities and Exchange Commission applicable to Equity Award plans then in effect. The number of Equity Awards, if any, and the terms and conditions of any such Equity Awards, shall be determined by the Committee appointed pursuant to the Equity Award Plan, or by the Board, in its sole discretion and pursuant to the Equity Award Plan.

4.5    Other Benefits. The Executive shall be entitled to participate in the Company’s paid time off policy during the Term of Employment (subject to the general eligibility provisions set forth in the Company’s personnel policy), to be taken at such times as the Executive and the Company shall mutually determine and provided that no paid time off shall interfere with the duties required to be rendered by the Executive hereunder. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

5.Termination.

5.1    Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful, continuous and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same from the Board of Directors, (ii) fraud, embezzlement or misappropriation of funds in connection with his services hereunder, (iii) conviction of a felony. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in reasonable detail the acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall only be obligated to pay to the Executive the following (collectively, the “Accrued Obligations”): (i) his Base Salary to the date of termination; (ii) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1; and (iii) any vested accrued benefits under Company sponsored benefit plans, which shall continue to be payable subject to the terms and conditions of such plans. The Company shall have no further liability hereunder.

5.2    Termination Without Cause. At any time, the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.2, or upon any termination pursuant to Section 5.3, Section 5.4 or Section 5.6 (that is not a termination under any of Sections 5.1 or 5.5), subject to the terms of Section 5.11 below, the Company shall (i) pay to the Executive any Accrued Obligations, (ii) continue to pay the Executive’s Base Salary for the period equal to the remainder of the Initial Term, if any, and (iii) continue to provide the Executive with the benefits he/she was receiving under Section 4.2 hereof (collectively, the “Benefits” and, each, a “Benefit”) through the end of the Initial Term in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive (such payments and Benefits provided by clauses (ii) and (iii), the “Severance Benefits”). For purposes of continuation of Benefits provided by clause (iii) of the preceding sentence, if a Benefit may be continued only by Executive electing continuation thereof under COBRA (including for purposes of this Section any analogous state law), then to receive the benefits of this Section 5.2 with respect to such Benefit, Executive must to elect continuation of such Benefit under COBRA. If Executive makes such election, the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company. In the event that the Company is unable to provide the Executive with any Benefit required hereunder by reason of the termination of the Executive’s employment pursuant to this Section 5.2 (which shall include any Benefit that may be continued under COBRA for the time period after COBRA coverage would expire), then the Company shall make a cash payment, within thirty days of Executive’s termination, equal to the cost to the Company of such Benefit that otherwise would have accrued for the Executive’s benefit under the applicable benefit plan, for the period during which such Benefit could not be provided under the plan. The Company’s good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. Further, if Executive is terminated without cause under this Section 5.2, then the Executive’s Equity Awards, if any, shall immediately vest notwithstanding any other provisions of such Equity Award Agreements to the contrary. The Company shall have no further liability hereunder. For all purposes under this Agreement, the failure of the Parties to renew this Agreement following the expiration of the Term shall be treated as if the Company terminated this Agreement pursuant to this Section 5.2.

5.3    Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s group disability policy or any individual disability policy then in effect, or, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12- month period. Any termination of the Term of Employment by the Company pursuant to this Section 5.3 shall be deemed to be a termination of the Executive without Cause, and, upon any such termination pursuant to this Section 5.3, the Executive shall be entitled to the compensation specified in Section 5.2 hereof, subject to the terms and conditions thereof and Section 5.11 below. The Company shall have no further liability hereunder. In connection with making such determination, Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Agreement.

5.4    Death. In the event of the death of the Executive during the Term of Employment, the Executive shall be deemed to have been terminated without Cause, and the Company shall pay to the estate of the deceased Executive the compensation specified in Section 5.2 hereof, subject to the terms and conditions thereof and Section 5.11 below. The Company shall have no further liability hereunder.

5.5    Termination by Executive.

(a)    The Executive shall at all times have the right, upon sixty (60) days written notice to the Company, to terminate the Term of Employment.

(b)    Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Obligations. The Company shall have no further liability hereunder. At the Company’s sole option, upon receipt of notice from the Executive pursuant to this Section, the Company may terminate the Term of Employment prior to the end of the sixty-day notice period, in which case, in addition to the covenants set forth above, the Company shall continue to pay the Executive Base Salary for the balance of the notice period.

(c)    Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive for Good Reason, the Company shall pay to the Executive the same amounts that would have been payable by the Company to the Executive under Section 5.2 of this Agreement if the Term of Employment had been terminated by the Company without Cause, subject to the terms and conditions of Sections 5.2 above and 5.11 below. The Company shall have no further liability hereunder.

(d)    For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any significant duties or responsibilities that are inconsistent with the Executive’s position (or a similar position in the Company or one of its subsidiaries, as contemplated by Section 1.2 of this Agreement), or any other action by the Company, in each case, which results in a material diminution in the Executive’s position, authority, duties or responsibilities; (ii) any failure by the Company to comply with any of the provisions of Article 3 above or Section 4.2 above; (iii) a material breach by the Company of its obligations to the Executive under this Agreement; or (iv) the Company’s requiring the Executive to be based at any office or location more than 30 miles outside of the area for which Executive was originally hired to work except where such change in work location does not represent a material change in the geographic location at which Executive is required to provide services. Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” as a result of any event in above unless (1) Executive first provides the Company with written notice thereof within ninety (90) days after the occurrence of such event, (2) to the extent correctable, Company fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of Company’s cure period. Nothing in this Section 5.5 shall limit the Company’s right to contest any assertion that Executive may make with respect to any such change. Notwithstanding the foregoing, during the Term of Employment, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing or alter Executive’s duties hereunder for a period of up to sixty (60) days, and in such event such suspension shall not constitute an event pursuant to which Executive may terminate this Agreement with Good Reason; provided, however, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Executive compensation and benefits) during such period of suspension.

5.6    Change in Control of the Company

(a)    In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) of the Company shall occur during the Initial Term of Employment, and (ii) prior to one (1) year after the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.2 hereof or (y) the Executive terminates the Term of Employment for Good Reason, the Company shall provide to Executive the same payments and benefits provided under Section 5.2 above as if Executive’s employment was terminated thereunder, subject to the terms and conditions of Sections 5.2 above and 5.11 below. Additionally, the Executive shall be entitled to an amount that equals one (1) year of Executive’s Base Salary and accrued performance bonus, which shall be paid no later than thirty (30) days after such termination. Further, if a Change in Control occurs during the Initial Term of Employment, then the Executive’s Equity Awards, if any, shall immediately vest notwithstanding any other provisions of such Equity Award Agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

(b)    For purposes of this Agreement, the term “Change in Control” shall mean:

(i)    Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii)    the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c)    Notwithstanding the foregoing, the provisions of this Section 5.6 shall only apply if (i) the payments to be made hereunder are not subject to Code Section 409A, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

5.7    Resignation. Upon any notice or termination of employment pursuant to this Article 7, the Executive shall automatically and without further action be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

5.8    Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

5.9    Termination of Employment. For purposes of the application of Section 409A of the Code to any benefit to be provided or any amount payable under this Agreement, termination of employment shall mean “separation from service” as defined under Section 409A and shall not be deemed to occur unless it is reasonably expected that Executive will provide no further services to the Company or its affiliates, as defined in Section 414(b) or (c) of the Code, or that the level of bona fide services will not exceed 20% of the average level of services provided by Executive over the thirty-six (36) months preceding Executive’s termination of employment. If Executive continues to provide bona fide services to the Company or any of its affiliates at a level that is more than 20% of the average level of services provided by Executive over such thirty-six (36) month period, then Executive shall be deemed not to have experienced a termination of employment.

5.10    Compliance with Code Section 409A.

(a)    It is the intention of the Parties that the compensation arrangements under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed in a manner to give effect to such intention. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e. 2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

(b)    All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A – “Section 409A payments”) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any Section 409A payments, except in compliance with Code Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of Section 409A payments except as permitted under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of determining the application of Code Section 409A. The limitations under this subsection (b) shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Section 409A. In the event that the Executive is determined to be a “specified employee” (as defined and determined under Code Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of separation from service shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) the Executive’s death, consistent with and to the extent necessary to meet the requirements Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid in a single lump sum, without interest, on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule. Any payments to which Code Section 409A applies which are subject to execution of a waiver and release that may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Code Section 409A.

(c)    Notwithstanding any provision of this Agreement to the contrary, (i) in the event that any amounts or benefits payable hereunder would otherwise violate Code Section 409A, Executive shall have no legally enforceable right to receive such amounts or benefits and (ii) in the event that the Company determines that any amounts payable hereunder would violate Code Section 409A, the Company may, but is not be obligated to, adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its discretion are necessary or appropriate to comply with the requirements of Code Section 409A. Notwithstanding the foregoing, the Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Code Section 409A.

5.11    Separation Agreement and Other Conditions for Severance Benefits. Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with the terms of this Agreement that survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law) a separation agreement and general release substantially in the form attached hereto as Exhibit A (the “Separation Agreement”), which form may be modified as necessary by the Company to comply with applicable law and to specify the date by which Executive must execute and return the Separation Agreement for it to be effective. Such Separation Agreement shall be provided to Executive by the Company on or about the Termination Date. Executive must execute the Separation Agreement within 60 days following the Termination Date (or such shorter time as may be set forth in the Separation Agreement).

5.12    Notice of Termination. If notice of termination of Executive’s employment with the Company has been given to or by Executive, the period of time following such notice through date of termination set forth in such notice of termination shall be referred to herein as the “Notice Period”. The Company may require that, during the Notice Period, or part or parts thereof, Executive does not do any of the following: (i) enter the Company’s premises; (ii) perform any work for the Company; (iii) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise; (iv) have any contact or communication with any client, customer or supplier of the Company; or (v) have any contact or communication with any employee, officer, director, agent or consultant of the Company. Additionally, during the Notice Period, or any part or parts thereof, the Company may require Executive to do any of the following: (i) perform special projects or perform duties not within Executive’s normal duties (provided such duties are commensurate with Executive’s position and title) or perform some but not all of Executive’s normal duties; and (ii) keep the Company informed of Executive’s whereabouts so that Executive can be contacted if the need arises for Executive to perform any duties provided by clause (i) of this sentence. The Company retains the right to terminate Executive’s employment under Section 5.1 above during the Notice Period.

6.Restrictive Covenants.

6.1    Non-competition. At all times while the Executive is employed by the Company and for any Post- Employment Non-Compete Period (defined below) elected by the Company, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (based on the business in which the Company was engaged or was actively planning on being engaged as of the date of termination of the Employee’s employment and in the geographic areas in which the Company operated or was actively planning on operating as of date of termination of the Employee’s employment); provided that such provision shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation. As used herein, the “Post Employment Non- Compete Period” shall be any period up to one year immediately following the Termination Date that the Company may elect, in its complete discretion, to be subject to the restrictive covenant set forth in this Section 6.1. For the avoidance of doubt, the Company may elect not to have any Post Employment Non-Compete Period apply. Within 10 days after the Termination Date, the Company shall notify Executive in writing whether or not it is electing to impose a Post Employment Non-Compete Period and, if applicable, the duration of any such period. During any Post Employment Non-Compete Period elected by the Company, the Company shall continue to pay Executive his Base Salary hereunder, in the same amount and manner as if Executive was still employed by the Company.

6.2    Nondisclosure.

(a)    The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

(b)    Executive acknowledges that Executive has been notified in accordance with the federal Defend Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also acknowledges that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

6.3    Non solicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, associa tion or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such former employee has not been employed by the Company for a period in excess of six months; (b) solicit, induce, or cause any Customer (defined below) to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company; (c) solicit, induce or cause any Customer to become a customer of or enter into any contractual or other relationship with Executive or any other person or entity for Competing Services (defined below); and/or (d) offer or provide to any Customer any Competing Services. Further, Executive shall not make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such Customers, other than in connection with the performance of Executive’s duties under this Agreement. As used herein, “Competing Services” means products or services that are the same, similar or otherwise in competition with the products and services that the Company is then currently offering (or of which Executive has knowledge, at the time in question, that the Company has plans to offer within twelve (12) months) with which Executive was involved or about which Executive acquired Confidential Information. As used herein, “Customer” means any company or individual: (a) who purchased products or services from the Company whom Executive contacted or served during the Term of Employment, for whom Executive supervised contact or service during the Term of Employment or about whom Executive acquired Confidential Information; and/or (b) who was a potential customer of the Company within the one year immediately preceding the Termination Date and (i) about whom Executive acquired Confidential Information or (ii) who contacted Executive, whom Executive contacted, or for whom Executive supervised contact regarding the potential purchase of products or services of the Company.

6.4    Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of documents, as may be appropriate to give full and proper effect to such assignment or for the Company to apply for and obtain any copyright or patent with respect to any work performed by Executive in the course of his employment with the Company (including applications or renewals, extensions, divisions or continuations). In the event that Executive is unable or unavailable or shall refuse to sign any such documents, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf, and in Executive’s place and stead, to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to Work Product with the same legal force and effect as if executed or undertaken by Executive.

6.5    Company Property. Executive agrees that all Confidential Information, trade secrets, drawings, designs, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photographs, facsimile, software, computers, smart phones and other documents (electronic or otherwise), materials and equipment of any kind that Executive has acquired or will acquire during the course of Executive’s employment with the Company are and remain the property of the Company. Upon termination of employment with the Company, or sooner if requested by the Company, Executive agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company. With regard to such documents, materials and records in electronic form, Executive shall first provide a copy to Company, and then irretrievably delete such electronic information from her electronic devices and accounts, including but not limited to computers, phones, personal email accounts, cloud storage accounts, and removable storage media. Executive agrees to provide the Company access to Executive’s electronic devices as reasonably requested to verify that the necessary copying and/or deletion is completed. Executive acknowledges and agrees that anything situated in any premises and owned, operated or managed by the Company, including disks and other storage media, filing cabinets, and work areas, is subject to inspection by personnel of the Company at any time with or without notice. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, computer, telephone, wire, radio or electromagnetic, photoelectronic or photo-optical systems) and that Executive’s activity and any files or messages on or using any of those systems (including, without limitation, files, electronic mail or transmissions, voice messages, telephone conversations or transmissions or internet access or usage) may be monitored at any and all times without notice by any lawful means. Notwithstanding anything in this Agreement to the contrary, Executive shall be entitled to retain, following Executive’s termination of employment, information showing Executive’s compensation or relating to reimbursement of business expenses incurred by Executive, and copies of this Agreement, any other agreement between Executive and the Company and any Company benefit programs in which Executive participated.

6.6    Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.7    Acknowledgment by Executive. The Executive acknowledges and confirms that

(a)    the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.8    Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9    Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. In the event of such extension of Section 6.1 above, Executive shall not be entitled to payment of the amount of his base salary for the duration of any such extension. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.10    Non-Disparagement. During and after the Term of Employment, Executive shall not make any disparaging statement (verbal, written or otherwise) about the Company or its financial status, business, personnel, directors, officers, consultants, services or business methods. This Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; (iii) communications protected by the National Labor Relations Act; or (iv) business-related intra-Company communications made in good faith to persons with a legitimate business reason to know such information.

6.11    Survival; Independent Provisions. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable. Additionally, each of the covenants and restrictions to which Executive is subject under this Agreement, including, without limitation those in this Article 6, shall each be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

7.Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.Cooperation. During and after the Term of Employment, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. Further, if requested, Executive agrees to provide the Company with reasonable assistance, including, without limitation, providing information, in connection with the transition of Executive’s employment duties and responsibilities to others and matters with which Executive was involved during Executive’s employment with the Company. In seeking Executive’s assistance and cooperation under this Section, the Company shall seek not to unreasonably interfere with Executive’s personal and other professional obligations. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 8. Notwithstanding the foregoing, this Section shall not be applicable to any claim by the Company against Executive or by Executive against the Company.

9.    Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person, except that this Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

10.    Governing Law and Forum; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict-of-law principles. The Parties (i) agree that any dispute between the Parties, including, without limitation, any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) shall be litigated exclusively in an appropriate state or federal court in or closest to Broward County, Florida; (ii) hereby consent, and waive any objection, to the jurisdiction of any such court; (iii) hereby waive the right to a trial by jury and agree that any such litigation shall not be heard by a jury; (iv) agree that service of process in any such litigation may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at Executive’s or the Company’s address as provided in Section 13 below; and (v) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of Florida. To the extent applicable, this Agreement is intended to comply with the distribution and other requirements under Section 409A of the Code. For any payments or reimbursements to be made (or in-kind benefits to be provided) under this Agreement that are subject to Section 409A of the Code, the Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

11.    Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 11 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

12.    280G. If any payment or distribution by the Company to or for the benefit of Executive under this Agreement or any other plans or arrangements between the parties would be subject to the deduction limitations and excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code (including any applicable interest and penalties, collectively “excise taxes”), then the parties agree to take such action as may be necessary to place Executive in the best after-tax position taking into account all income, employment and excise taxes, without regard to the deductibility of any payments by the Company. Thus, for example, any amount deemed to constitute a “parachute payment” under Section 280G, shall be reduced to the extent necessary to avoid excise taxes that would otherwise be imposed if, and only if, such reduction would result in Executive retaining a larger total after-tax amount of compensation, taking into account all Executive compensation, benefits, income, employment and excise taxes.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including, without limitation, the Prior Employment Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.    Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) daysafter deposit in the U.S. mail Notice shall be sent (i) if to the Company, addressed to Richard Tong, Executive Vice President and General Counsel, NV5 Global, Inc., 200 South Park Road, Suite 350, Hollywood, FL 33021-8758, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

15.    Benefits: Binding, Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

16.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

17.    Waivers. Any waiver by either Party of a breach or violation of any term or provision of this Agreement must be in a writing signed by such Party, and any such waiver shall not operate nor be construed as a waiver of any subsequent breach or violation.

18.    Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

19.    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY
NV5, INC.

By:	/s/ Dickerson Wright
Name: Title:	Dickerson Wright Executive Chairman

EXECUTIVE:

By:	/s/ Alexander Hockman
Name:	Alexander Hockman
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